Exhibit Index at Page 3

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 1999

Genesee Corporation

(Exact Name of Registrant as Specified in Charter)

New York 0-1653 16-0445920

(State or other Jurisdiction (Commission (IRS Employer

of Incorporation) File Number) Identification No.)

445 St. Paul Street, Rochester, New York 14605

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (716) 546-1030

Item 5. Other Events.

Genesee Corporation issued a news release on December 16, 1999 which is filed with this report as Exhibit 99.

Item 7. Exhibits.

An exhibit filed with this report is identified in the Exhibit Index at Page 3.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesee Corporation

Date: December 16, 1999 By /s/Mark W. Leunig

Mark W. Leunig, Vice President and Secretary

Exhibit Index

Page

Exhibit 99 News Release Dated December 16, 1999 4

For Immediate Release Contact: Mark W. Leunig

Director of Investor Relations

(716) 263-9440

Genesee Corporation Announces Agreement to Sell Genesee Brewing Company

Rochester, New York, December 16, 1999 -- Genesee Corporation (Nasdaq/NMS: GENBB) today announced that its Genesee Brewing Company subsidiary has entered into an agreement to sell substantially all of its assets to the owners of City Brewing Company. City Brewing, a privately owned company that recently acquired the former Heileman brewery in LaCrosse, Wisconsin, is part of Platinum Holdings, a New York investment company.

Under the agreement announced today, City Brewing would acquire all of the brands and operating assets of Genesee Brewing Company, including Genesee’s 3.3 million-barrel brewery located in Rochester, New York. The new owner would continue brewing the Genesee and HighFalls brands at the Rochester brewery. The parties anticipate that contract brewing for Boston Beer Company will continue at the Rochester brewery after the change of ownership. City Brewing is investigating the possibility of adding ethanol production capability to the Rochester brewery. Ethanol is a brewing by-product that can also be produced using corn or other renewable resources as a raw material. The addition of ethanol production would improve capacity utilization at the Rochester brewery.

Other terms of the deal, which is expected to close within ninety days, were not disclosed.

Genesee, the nation’s fifth largest brewer, produced 1.6 million barrels of beer and ale and reported net revenues of $103.3 million in its fiscal year ended May 1, 1999. Its brands include the Genesee line of regional beers, such as Genesee Beer, Genny Light and Genny Cream Ale, and a highly acclaimed line of specialty beers including JW Dundee’s Honey Brown Lager and Michael Shea’s Irish Amber. Genesee Brewing Company was established in 1878 and was one of the first brewers in Upstate New York to resume production following the repeal of Prohibition in 1933. Genesee survived the consolidation that has occurred in the domestic brewing industry over the past thirty years to become the nation’s largest, independent regional brewer. Genesee has 450 employees and its products are sold in thirty-seven states.

"Speaking on behalf of my brother Ted and the rest of the Wehle family, I can say that the decision to sell the brewery was emotionally a very difficult one to make", said Chipp Wehle, President of Genesee Brewing Company. "The Wehle family has been a part of Genesee and the Genesee family for close to 70 years. Although we will miss being part of the brewing business, we are pleased with the prospect that the brewery and many of its employees will continue under new ownership, as will the Genesee tradition of brewing the finest beer and ale", said Mr. Wehle.

Tom Hubbard, President and Chief Operating Officer of Genesee Corporation said, "Genesee Brewing Company has enjoyed a long and distinguished history under the leadership of the Wehle family. Genesee has fought long and hard to be a strong, independent force in the intensely competitive brewing industry and it is a tribute to our employees, distributors and loyal consumers that Genesee remains as the last large, independent regional brewer in the nation", said Mr. Hubbard.

As previously disclosed, Genesee Corporation has been actively reviewing strategic alternatives for its brewing business. "Of the various strategic alternatives we have analyzed", said Mr. Hubbard, "we believe the agreement with City Brewing offers the maximum value for our shareowners and will provide the best opportunity for our employees." Mr. Hubbard went on to say, "It should be recognized that there are a number of contingencies associated with closing this transaction and we will be working with City Brewing to expeditiously address them. These include possible environmental issues and renegotiating agreements with our six labor unions. We are encouraged that this transaction can be the foundation for a bright and profitable future for the Brewery."

City Brewing has held preliminary discussions with county and city officials to explore economic development programs that will be needed to encourage additional investment in the Rochester brewing facility. City Brewing has also had preliminary meetings with leaders of the unions representing brewery employees to discuss the terms of collective bargaining agreements that it needs to negotiate prior to closing.

John Mazzuto, President of City Brewing, voiced his support for the transaction. "We were impressed with the quality of the Genesee Brands and the local work force. We know that by partnering with our customers and employees we can continue to build upon the proud Genesee tradition."

"We are very excited about the future prospects for the Brewery", said Jim Strupp, Chairman of City Brewing. "Genesee has an excellent portfolio of regional and specialty brands, a well-maintained brewery and a loyal and experienced work force. By Partnering with our employees, we believe we can improve operating results for the Brewery through incremental growth and production efficiencies. We look forward to working with Genesee management and the labor unions to successfully conclude the proposed transaction", said Mr. Strupp.

Copies of Genesee Corporation press releases are available free of charge by calling PRNewswire’s Company News On Call at 800-758-5804, Extension 352775, or on the Internet at http://www.prnewswire.com/cnoc.

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